UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2008

JETBLUE AIRWAYS CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

118-29 Queens Boulevard Forest Hills, New York (Address of Principal Executive Offices)	11375 (Zip Code)

(718) 286-7900
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement Supplemental Indentures and Pledge and Escrow Agreements

On June 4, 2008, JetBlue Airways Corporation (the “Company”) completed its previously reported offering of $87.5 million aggregate principal amount of 5.5% Convertible Debentures due 2038 (the “Series A Convertible Debentures”) and $87.5 million aggregate principal amount of 5.5% Convertible Debentures due 2038 (the “Series B Convertible Debentures,” and together with the Series A Convertible Debentures, the “Debentures”). On the same date, the underwriters exercised the related over-allotment option in full and the Company completed the offering of an additional $13.125 million aggregate principal amount of the Series A Debentures and an additional $13.125 million aggregate principal amount of the Series B Debentures.

In connection with the issuance of the Debentures, on June 4, 2008, the Company entered into a second supplemental indenture with Wilmington Trust Company (the “Trustee”) (the “Second Supplemental Indenture”) to the indenture entered into between the Company and the Trustee on March 16, 2005 (the “Base Indenture”) relating to the Series A Convertible Debentures. On the same date, the Company also entered into a third supplemental indenture with the Trustee (the “Third Supplemental Indenture,” and, together with the Second Supplemental Indenture, the “Supplemental Indentures;” “Indenture” shall mean the Base Indenture together with Second Supplemental Indenture or the Base Indenture together with the Third Supplemental Indenture, or the Base Indenture together with both the Second Supplemental Indenture and the Third Supplemental Indenture, as the context may require) to the Base Indenture relating to the Series B Debentures.

In addition, pursuant to the Supplemental Indentures, the Company, the Trustee and Wilmington Trust Company, as escrow agent, (the “Escrow Agent”) entered into a pledge and escrow agreement relating to the Series A Debentures (the “Pledge and Escrow Agreement for the Series A Debentures”) and a pledge and escrow agreement relating to the Series B Debentures (the “Pledge and Escrow Agreement for the Series B Debentures,” and, together with the Pledge and Escrow Agreement for the Series A Debentures, the “Pledge and Escrow Agreements”).

In accordance with the Pledge and Escrow Agreements, an aggregate of approximately $31.7 million of the proceeds of the offering of the Debentures was placed in two escrow accounts, one for each series, with the Escrow Agent. Funds in the escrow accounts will be invested in Permitted Money Market Securities (as defined in the Pledge and Escrow Agreements) and a portion of the Permitted Money Market Securities will be redeemed or sold for cash to make each of the first six scheduled interest payments on the Debentures. Pursuant to the Pledge and Escrow Agreements, the Company pledged its interest in the escrow accounts to the Trustee as security for these interest payments.

Except for the pledge of the escrow accounts under the Pledge and Escrow Agreements, the Debentures are senior unsecured debt obligations of the Company. There is no sinking fund for the Debentures. The Debentures mature on October 15, 2038 and bear interest at a rate of 5.5% per annum. Interest on the Debentures is payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2008.

Holders may convert their Debentures, at their option, any time prior to the close of business on the business day immediately preceding October 15, 2038. The Series A Debentures are convertible into shares of the Company’s common stock at a conversion rate of 220.6288 shares per $1,000 principal amount of Series A Debentures. The Series B Debentures are convertible into shares of the Company’s common stock at a conversion rate of 225.2252 shares per $1,000 principal amount of Series B Debentures. In addition, if holders elect to convert their Debentures in connection with the occurrence of a fundamental change (as defined in the Supplemental Indentures) that occurs prior to October 15, 2013 (in the case of the Series A Debentures) or October 15, 2015 (in the case of the Series B Debentures), holders will be entitled to receive additional shares of common stock upon conversion in some circumstances as described in the Supplemental Indentures. A fundamental change generally will occur upon certain changes in the ownership of the Company, as further described in the Supplemental Indentures.

Holders who convert their Debentures prior to April 15, 2011 will receive, in addition to a number of shares of our common stock calculated at the applicable conversion rate, a cash payment from the escrow account for debentures of the series converted in an amount equal to the sum of all remaining interest payments that would have been due on or before April 15, 2011 in respect of the converted debentures (excluding any interest payment for which the record date has passed at the time of such conversion, which will instead be made to the relevant record holder).

At any time on or after October 15, 2013 (in the case of the Series A Debentures) and October 15, 2015 (in the case of the Series B Debentures), the Company may redeem the Debentures for cash by giving holders at least 30 days’ notice. The Company may redeem the Debentures either in whole or in part at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the redemption date.

Holders of the Debentures may require the Company to repurchase all or part of the Debentures for cash on October 15, 2013, 2018, 2023, 2028 and 2033 (in the case of the Series A Debentures) and on October 15, 2015, 2020, 2025, 2030 and 2035 (in the case of the Series B Debentures) at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the date of repurchase to the holder from whom Debentures are repurchased.

Subject to certain exceptions set forth in the Supplemental Indentures, the Debentures are subject to repurchase for cash at the option of the holders of all or any portion of the Debentures upon a designated event (as defined in the Supplemental Indentures), at a purchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest, if any. A designated event will be deemed to have occurred upon a fundamental change (as defined in the Supplemental Indentures) or a termination of trading. A termination of trading will be deemed to have occurred if the Company’s common stock is not listed for trading on a U.S. securities exchange, as further described in the Supplemental Indentures.

The Supplemental Indentures contain customary financial reporting requirements, and also contain restrictions on mergers and asset sales. The Supplemental Indentures also provide that upon certain events of default, including without limitation failure to pay principal or interest, failure to deliver a notice of designated event, failure to convert the Debentures when required, either the trustee or the holders of 25% in aggregate principal amount of each series of Debentures may declare the principal of such series of Debentures and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to the Company, the principal amount of the Debentures and accrued interest automatically becomes due and payable.

The foregoing description of the Second Supplemental Indenture, the Third Supplemental Indenture, the Series A Debentures, the Series B Debentures, the Pledge and Escrow Agreement for Series A Debentures and the Pledge and Escrow Agreement for Series B Debentures is qualified in its entirety by reference to such documents, which are filed herewith as Exhibits 4.1, 4.2, 4.3, 4.4, 10.1 and 10.2, respectively.

Item 2.03 Creation of Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 4, 2008, the Company issued $100,625,000 aggregate principal amount of the Series A Debentures and $100,625,000 million aggregate principal amount of the Series B Debentures in an underwritten public offering, which Debentures are governed by the Base Indenture and Supplemental Indentures.

Additional information included in Item 1.01 above regarding the Debentures is incorporated by reference into this Item 2.03, and the foregoing description of the Debentures is qualified in its entirety by reference to the Base Indenture, Supplemental Indentures and Debentures.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibits
4.1	Second Supplemental Indenture dated as of June 4, 2008 between JetBlue Airways Corporation and Wilmington Trust Company, as Trustee.
4.2	Third Supplemental Indenture dated as of June 4, 2008 between JetBlue Airways Corporation and Wilmington Trust Company, as Trustee.
4.3	Form of Global Debenture – 5.50% Convertible Debenture due 2038 (Series A) (included as part of Exhibit 4.1).
4.4	Form of Global Debenture – 5.50% Convertible Debenture due 2038 (Series B) (included as part of Exhibit 4.2).
10.1	Pledge and Escrow Agreement (Series A Debentures) dated as of June 4, 2008 among JetBlue Airways Corporation, Wilmington Trust Company, as Trustee, and Wilmington Trust Company, as Escrow Agent.
10.2	Pledge and Escrow Agreement (Series B Debentures) dated as of June 4, 2008 among JetBlue Airways Corporation, Wilmington Trust Company, as Trustee, and Wilmington Trust Company, as Escrow Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION

Date: June 4, 2008	By:	/s/ Edward Barnes
Name: Edward Barnes Title: Executive Vice President and Chief Financial Officer